EXHIBIT 99.2
                                                                    ------------



                                   FNB BANCORP

                        INCENTIVE STOCK OPTION AGREEMENT


         1. Grant. FNB Bancorp, a California corporation ("FNB"), hereby grants to ___________________________ (the "Optionee"), an option (the "Option") to purchase a total of _______ shares of common stock of FNB (the "Shares"), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the FNB Bancorp 2002 Stock Option Plan (the "Plan"). The Optionee has been provided with a copy of the Plan. Capitalized terms defined in the Plan shall have the same defined meanings herein.

         Continuance of the Plan shall be subject to approval by the shareholders of FNB within twelve (12) months after the date the Plan was adopted by the Board of Directors. Such shareholder approval shall consist of approval by the affirmative votes of the holders of a majority of the outstanding securities of FNB present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law, or by the written consent of the holders of a majority of the outstanding securities of FNB entitled to vote. Any Option exercised before such shareholder approval is obtained shall be rescinded if such shareholder approval is not obtained within twelve (12) months after the date the Plan was adopted by the Board of Directors, and the Shares issued upon exercise of such Option shall not be counted in determining whether such shareholder approval is obtained.

         2. Nature of the Option. This Option is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). However, FNB does not represent or warrant that this Option qualifies as an incentive stock option. Optionee acknowledges that Optionee is responsible to consult with Optionee's own tax advisor regarding the tax effects of the Option and the requirements necessary to obtain income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

         Optionee further understands that, if Optionee disposes of any Shares received under this Option within two (2) years after the Grant Date of the Option specified below or within one (1) year after such Shares are transferred to Optionee, then Optionee will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount generally measured by the difference between the Exercise Price and the lower of the fair market value of the Shares at the date of the exercise or the fair market value of the Shares at the date of disposition. Optionee understands that, if Optionee disposes of such Shares at any time after the expiration of such two-year and one-year holding periods, any gain on such sale will be taxed as long-term capital gain. Optionee further understands that, under the provisions of the Taxpayer Relief Act of 1997, the maximum tax rate on net capital gains has been reduced for assets held longer than eighteen (18) months, as compared to the one year holding period. Optionee agrees to notify FNB in writing within five (5) days after the date of any such disposition.

         Optionee further understands that: (a) if Optionee is unable to continue employment with FNB as a result of a total and permanent disability (as defined in Section 22(e)(3) of the Code), and if the other requirements for incentive stock option treatment contained in Section 422 of the Code are satisfied, Optionee will be entitled to exercise the Option within twelve (12) months of such termination without defeating incentive stock option treatment; but (b) if Optionee is unable to continue employment with FNB as a result of disability which is not total and permanent (as defined in Section 22(e)(3) of the Code), the Option will not qualify as an incentive stock option unless it is exercised within three (3) months of the date of termination (i.e., while the Option may be exercised for a period of twelve (12) months after such termination, an exercise more than three (3) months following termination will result in the Option being taxed as a nonstatutory stock option).

         Optionee acknowledges, and FNB affirms, that the methodology by which the fair market value of the Shares has been determined by FNB represents a good faith attempt, as defined in the Code and the regulations thereunder, at reaching an accurate appraisal of the fair market value of the Shares; and FNB shall not be responsible for any additional tax liability incurred by Optionee in the event that the Internal Revenue Service were to determine that the Option does not qualify as an incentive stock option for any reason.

         3. Exercise Price. The Exercise Price is $____________ for each share of Common Stock, which price is not less than the fair market value per share of the common stock of FNB on the date of grant, being the date hereof (the "Grant Date").

         4. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Sections 7 and 8 of the Plan as follows:

                  (a) Right to Exercise. This Option shall vest cumulatively from the date of grant of the Option, exercisable during a period of ________ months after the Grant Date as follows:

                           (1) This Option may be exercised immediately to the extent of not more than ____ percent (__%) of the Shares;

                           (2) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares;

                           (3) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares;

                           (4) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares; and

                           (5) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares.

         Any portion of the Option not exercised shall accumulate and can be exercised any time prior to or upon the expiration of _________ (__) months from the Grant Date.

                  (b) Minimum Exercise. This Option may not be exercised for less than ten (10) Shares nor for a fraction of a Share.

                  (c) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option and specify the number of Shares in respect of which the Option is being exercised. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of FNB accompanied by payment of the Exercise Price specified in Section 3 above.

         No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or inter-dealer quotation system upon which the shares of FNB's common stock may then be listed or quoted. Assuming such compliance, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. An Optionee shall have no rights as a shareholder of FNB with respect to any Shares until the issuance of a stock certificate to the Optionee for such Shares.

                  (d) Method of Payment. The entire Exercise Price of Shares issued under this Option shall be payable in cash or by certified check, official bank check, or the equivalent thereof acceptable to FNB at the time when such Shares are purchased. Such payment also shall include the amount of any withholding tax obligation which may arise in connection with the exercise, as determined by FNB. In addition, subject to Section 7 below, payment may be made in any of the following forms as indicated by an "x" in the relevant parenthesis:

                           ( )      Surrender of Stock. Payment of all or part
of the Exercise Price and any withholding taxes may be made all or in part with Shares which have already been owned by the Optionee or Optionee's representative for more than six (6) months and which are surrendered to FNB in good form for transfer. Such Shares shall be valued at their fair market value on the date when the new Shares are purchased pursuant to the exercise of the Option.

                           ( )      Exercise/Sale. Payment may be made by the
delivery (on a form prescribed by FNB) of an irrevocable direction to a securities broker approved by FNB to sell Shares and to deliver all or part of the sales proceeds to FNB in payment of all or part of the Exercise Price and any withholding taxes.

                           ( )      Exercise/Pledge. Payment may be made by the
delivery (on a form prescribed by FNB) of an irrevocable direction to pledge Shares to a securities broker or lender approved by FNB, as security for a loan, and to deliver all or part of the loan proceeds to FNB in payment of all or part of the Exercise Price and any withholding taxes.

                  (e) Termination of Service. In the event that the Optionee's status as an employee of FNB terminates:

                           (i)      As a result of such Optionee's death or
disability, the term of the Option shall expire twelve (12) months after such death or disability but not later than the original expiration date specified in
Section 5 below.

                           (ii)     As a result of termination by FNB for cause,
the term of the Option shall expire thirty (30) days from the date of termination, but not later than the original expiration date specified in
Section 5 below. For purposes of this paragraph (ii), "cause" shall mean an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to FNB, or the deliberate disregard of rules of FNB which results in loss, damage or injury to FNB, the unauthorized disclosure of any of the secrets or confidential information of FNB, the inducement of any client or customer of FNB to break any contract with FNB, or the inducement of any principal for whom FNB acts as agent to terminate such agency relationship, the engagement in any conduct which constitutes unfair competition with FNB, the removal of Optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determines to constitute good cause for termination of Optionee's employment. As used in this paragraph (ii), "FNB" includes Affiliates of FNB.

                           (iii)    As a result of termination for any reason
other than disability, death or cause, the term of the Option shall expire three
(3) months after such termination, but not later than the original expiration date specified in Section 5 below.

         Neither the Plan nor this Option shall be deemed to give Optionee a right to remain an employee of FNB or an Affiliate. FNB and its Affiliates reserve the right to terminate the employment of any employee at any time, with or without cause, subject to applicable laws and the terms of any written employment agreement.

         5. Term of Option. Subject to earlier termination as provided in the Plan, this Option shall terminate __ years from the Grant Date of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will, by written beneficiary designation or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         7. Adjustment of Shares. In the event of a subdivision of the outstanding shares of common stock of FNB, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, FNB shall make appropriate adjustments in the number of Shares covered by the Option and in the Exercise Price of the Option.

         In the event that FNB is a party to a merger or other reorganization, the Option shall be subject to the agreement of merger or reorganization. Subject to the provisions of Section 12 of the Plan, such agreement may provide, without limitation, for the assumption of all outstanding options by the surviving corporation or its parent, for their continuation by FNB (if FNB is a surviving corporation), for payment of a per-Share cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, or for the acceleration of the exercisability followed by the cancellation of any option not exercised, in all cases without the optionees' consent. Any cancellation shall not occur until after such acceleration is effective and optionees have been notified of such acceleration and have had reasonable opportunity to exercise their options.

         Except as provided in this Section 7, Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by FNB of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to the Option. The grant of this Option pursuant to the Plan shall not affect in any way the right or power of FNB to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

         8. Legend Restrictions. Optionee further understands and agrees that FNB may cause an appropriate restrictive legend or legends to be placed upon any certificate(s) evidencing the Shares, and may issue appropriate "stop-transfer" instructions to FNB's transfer agent, U.S. Stock Transfer Corporation, in order to ensure compliance with relevant federal and state securities laws, as described hereinabove.

         9. Financial Information. Annually during the term of this Option, FNB shall provide Optionee with a copy of the FNB Annual Report to Shareholders, containing financial statements audited by its independent certified public accountants.

GRANT DATE: ____________________



                                       FNB BANCORP


                                       By: ______________________________


                                       Title ____________________________




         Optionee represents that Optionee is familiar with the terms and provisions of this Option and hereby accepts the same subject to all the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or its duly appointed Committee upon any questions arising under the Plan.


Dated: ____________________            __________________________________
                                                    Optionee